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                                                                   EXHIBIT 99.17

                           CAPITAL DIMENSIONS, INC.

        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR SPECIAL
              MEETING OF SHAREHOLDERS TO BE HELD ON JUNE   , 1998
                                                         --

        The undersigned hereby appoints Thomas F. Hunt, Jr. and Dean R. Pickerell, or either of them, as proxies with full power of substitution to vote all shares of stock of Capital Dimensions, Inc. ("CDI") of record in the name of the undersigned at the close of business on May __, 1998 at the Special Meeting of Shareholders to be held in the first floor conference room at the offices of the Company, 7831 Glenroy Road, Minneapolis, MN, on June __, 1998, or any and all adjournments or postponements thereof, hereby revoking all former proxies.

1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER BY AND AMONG CDI, MEDALLION FINANCIAL CORP. ("MEDALLION") AND CD MERGER CORP., A WHOLLY OWNED SUBSIDIARY OF MEDALLION, DATED AS OF MARCH 6, 1998, AND THE TRANSACTIONS CONTEMPLATED THEREBY:

        [ ]     FOR        [ ]     AGAINST      [ ]     ABSTAIN

2. In their discretion, the proxies are authorized to vote upon any other matters coming before the meeting.

THE SHARE(S) REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSAL (1) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSAL IF THERE IS NO SPECIFICATION.


                , 1998
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                                Signature


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                                Signature if held jointly

                        Please sign exactly as name(s) are shown at left. When signing as executor, administrator, trustee, or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.